                                                                    EXHIBIT 12.1


                          Archstone Communities Trust
               Computation of Ratio of Earnings to Fixed Charges

                         (Dollar amounts in thousands)

                                  (Unaudited)

                                                                          Year Ended December 31,
                                          -----------------------------------------------------------------------------------------
                                                  2000             1999              1998            1997 (1)            1996
                                          ----------------   --------------   ---------------   ---------------    ----------------
Earnings from operations.................   $      176,466   $      169,339   $       134,571   $        24,686     $        94,089
Add:
  Interest expense.......................          145,173          121,494            83,350            61,153              35,288
                                          ----------------   --------------   ---------------   ---------------     ---------------
Earnings as adjusted.....................   $      321,639   $      290,833   $       217,921   $        85,839     $       129,377
                                          ================   ==============   ===============   ===============     ===============
Fixed charges:
  Interest expense.......................   $      145,173   $      121,494   $        83,350   $        61,153     $        35,288
  Capitalized interest...................           24,317           31,912            29,942            17,606              16,941
                                          ----------------   --------------   ---------------   ---------------     ---------------
     Total fixed charges.................   $      169,490   $      153,406   $       113,292   $        78,759     $        52,229
                                          ================   ==============   ===============   ===============     ===============

Ratio of earnings to fixed charges.......              1.9              1.9               1.9               1.1                 2.5
                                          ================   ==============   ===============   ===============     ===============

(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring Archstone's REIT and property management companies from Security Capital. Excluding the charge, the ratio of earnings to fixed charges for the year ended December 31, 1997 would be 2.0.